EOS PETRO EMPLOYMENT AGREEMENT

This Agreement is entered into as of September 13, 2012 (“Effective Date”), between Eos Petro, Inc. (“Company”) and Martin Cox (“Employee”).

In consideration of the covenants and obligations in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged and accepted, Company and Employee (each, a “Party” and collectively, the “Parties”) agree as follows:

1.          At-Will Employment. Employment with Company is at-will and may be terminated by Company or Employee at any time, with or without advance notice. Nothing in this Agreement is intended: (1) as a guarantee of employment; or (2) to impact Employee’s ability to bargain collectively and engage in concerted activities regarding the terms and conditions of his employment under the National Labor Relations Act.

2.          Duties. Employee’s duties as an Operations Manager for Company include assessing viability of acquisition prospects; evaluating, executing and managing company operations; assisting third party operatives with management of company assets; field related operational supervision and other related duties identified by the Chief Executive Officer of the Company. Employee shall devote his full business time and effort to the performance of his duties for the Company, and shall perform those duties faithfully and to the best of his ability. Employee shall report solely to the Chief Executive Officer, and shall be subject to the Company’s policies, procedures and approval practices which are generally in effect for employees of the Company.

3.          Salary. In consideration of Employee’s performance of his duties, Company will pay Employee: (1) $20,000 upon Employee’s execution and delivery to Company of this Agreement; and (2) a base salary (“Base Salary”) at an annual rate of $120,000 (One Hundred Twenty Thousand Dollars). The Base Salary shall be payable in accordance with the Company’s ordinary payroll practices. The Company will review the Employee’s Base Salary for increase from time to time. Any increase to Base Salary shall be in the sole discretion of the Company’s Chief Executive Officer and, as so adjusted, shall constitute “Base Salary.”

4.          Expenses. The Company shall promptly reimburse Employee for all reasonable travel and business expenses that Employee incurs in connection with his employment, provided Employee incurs and accounts for those expenses in accordance with the policies and procedures established by the Company. Travel expenses shall include but not be limited to business class airfare, airport shuttles and taxis, gasoline, rental cars and hotel accommodation.

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5.          Stock Award. If Employee is still employed by the Company on the one-year anniversary of the Effective Date, Employee shall receive 100,000 shares of the Company’s common stock (the “Stock Award”), which shall be subject to the following limitations:

5.1.      No Registration. Employee acknowledges that he is fully informed that the Stock Award is not being registered under the federal securities laws or the securities or blue sky laws of any state or foreign jurisdiction; that the Stock Award must be held indefinitely unless it is subsequently registered under any applicable federal or state securities laws, or unless an exemption from registration is available thereunder; and that the Company has no obligation to register the Stock Award.

5.2.      Restrictive Legend. Employee understands and agrees that the certificate(s) for the Stock Award shall bear substantially the following legend until (a) the Stock Award shall have been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to a registration statement that has been declared effective; or (b) in the opinion of counsel reasonably acceptable to the Company, the Stock Award may be sold without registration under the Securities Act as well as any applicable “Blue Sky” or state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FILED BY THE ISSUER WITH THE SECURITIES AND EXCHANGE COMMISSION COVERING SUCH SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.”

5.3.     Tax Advice. The Employee and his advisors, if any, have been afforded the opportunity to ask questions of the Company, and the Employee has sought such accounting, legal and tax advice as he has considered necessary to make an informed decision with respect to his acquisition of the Stock Award. The Employee understands that he (and not the Company) shall be responsible for his own tax liabilities that may arise as a result of receiving the Stock Award.

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6.          Confidential Information.

6.1.          Definitions:

6.1.1.     “Confidential Information” means any information of or relating to the Company that Employee learns or develops during the course of employment with Company that (1) is not generally known to the public, and (2) has commercial value in Company’s business. Such information includes, but is not limited to, Inventions (as defined below), ideas, designs, strategies, forecasts, sales, process and engineering information, information about new or future products or services, Company’s marketing plans and goals, unpublished financial information, lists of Company’s prospects, information about customer or prospect purchases and preferences, information about employees and lists of Company’s employees, information regarding research and development, consulting processes, management systems, computer software, code and programs, means of accessing Company’s computer systems or networks, algorithms, hardware configurations and any other confidential information which provides Company with a competitive advantage. Confidential Information also includes information of third parties regarding which Company has accepted obligations of confidentiality.

6.1.2.     “Trade Secret” means information, including, but not limited to, a formula, pattern, compilation, program, device, method, technique or process, which both: (a) derives independent economic value, actual or potential, from not being generally known to or readily ascertainable by people who can obtain economic value from its disclosure or use; and (b) is the subject of Company’s efforts to maintain its secrecy that are reasonable under the circumstances.

6.1.3.     “Inventions” means all discoveries, developments, designs, improvements, ideas, inventions, trade secrets, formulas, processes, techniques, computer programs, know-how and data, made or conceived or reduced to practice, whether or not patentable or registerable under copyright or similar statutes, and whether or not shown or described in writing or reduced to practice.

6.1.4.     “Person” shall mean any individual, company, corporation, partnership, joint venture, limited liability company, limited liability partnership, association or other entity or arrangement under which business may be conducted or contracts may be entered into.

6.2.          Nondisclosure. Both during the Employee’s employment with the Company and thereafter:

6.2.1.     Employee agrees to maintain in confidence any Confidential Information or Trade Secrets unless or until: (a) it shall have been made public by an act or omission of a party other than himself of herself; or (b) Employee receives such Confidential Information or Trade Secrets from an unrelated third party on a nonconfidential basis.

6.2.2.     Employee further agrees to use all reasonable precautions to ensure that all Confidential Information and Trade Secrets are properly protected and kept from unauthorized persons or disclosure.

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6.2.3.     Upon termination of Employee’s employment with the Company, and if requested by Company at any other time, Employee shall promptly return to Company, and delete from any personal computer or other device, all materials, writings, equipment, models, mechanisms, and the like obtained from or through Company including, but not limited to, all Confidential Information and Trade Secrets, all of which Employee acknowledges and agrees is the sole and exclusive property of Company.

6.2.4.     Employee agrees that he will not, without first obtaining the prior written permission of the Chief Executive Officer of Company: (a) directly or indirectly utilize any Confidential Information or Trade Secrets in his or her own business or for the benefit of any person or entity other than the Company; (b) develop, manufacture, license, and/or sell any product that is based in whole or in part on Confidential Information or Trade Secrets; or (c) disclose such Confidential Information or Trade Secrets to any person or entity other than the Company.

6.2.5.     Employee agrees to keep secret and not disclose to Company any confidential information or trade secrets of any former employer or other Person possessed by Employee as long as such information remains confidential or secret.

6.2.6.      If Employee loses or makes unauthorized disclosure of any of the Confidential Information or Trade Secret, the Employee will immediately notify the Company and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

6.2.7.      If Employee is required in a civil, criminal or regulatory proceeding to disclose any part of the Confidential Information or any Trade Secret, Employee will give the Chief Executive Officer of the Company prompt written notice of the request for information to permit the Company to seek an appropriate remedy or to waive the Employee's compliance with the provisions of this Agreement in regard to the request.

7.          Work.

7.1.          Any work, Inventions, improvements or ideas and the tangible embodiments of same made or conceived by Employee in connection with and during the period of Employee’s employment (collectively, the “Work”), shall be the sole and exclusive property of Company.

7.2.          In the event it is established that any such Work does not qualify as a “Work Made for Hire” as that phrase in defined by the U.S. Copyright laws, Employee agrees to and does hereby assign to Company all of Employee’s right, title and interest in and to such Work including, but not limited to, all patents, copyrights, trademarks and other proprietary rights relating thereto, and all extensions and renewals thereof.

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7.3.          The Employee recognizes that this Agreement does not require assignment of any invention that qualifies for protection under Section 2870 of the California Labor Code.1

7.4.          Both during the term of Employee’s employment and thereafter, Employee shall at Company’s expense fully cooperate with Company in the protection and enforcement of any intellectual property rights that may derive as a result of the work performed by Employee during the course of Employee’s employment. This shall include executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect said inventions, improvements, and ideas.

7.5.          To the extent that Employee has made or created Inventions, Employee represents and warrants that the items listed on a separate sheet attached to this Agreement and made a part of it is a complete list of all Inventions, as defined in this Agreement, made or created by Employee prior to Employee’s employment by Company, and which Employee wishes to exclude from this Agreement.

8.          Termination of Agreement.

8.1.          This Agreement will terminate upon the termination Employee’s employment with Company. Upon the termination of the Employee’s employment, Employee will be paid: (1) his Base Salary earned through the date of termination; and (2) reimbursement for any unreimbursed business and travel expenses properly incurred by the Employee prior to the date of Employee’s termination. Notwithstanding this provision, the provisions of Sections 6, 7 and 9.2 survive the termination of this Agreement.

9.          General Provisions.

9.1.          Notices. Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Employee at the addresses below, or at such other address as either party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given: (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving party after timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the party to whom notice is delivered.

 1 Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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If to Company:	Eos Petro, Inc.
2049 Century Park East
Suite 3670
Los Angeles, CA 90067

If to Employee:	Martin R. Cox
1412 Main Street
Suite 1800
Dallas, TX 75202

9.2.            Agreement To Arbitrate Disputes.

9.2.1.     Arbitration. Subject to the exceptions described in this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or any breach of it (each a “Claim”), shall be settled by binding arbitration in Los Angeles County, California accordance with the Employment Dispute Resolution Procedures of the selected arbitration group such as ADR, JAMS or American Arbitration Association (“AAA”). The Claims covered by this agreement include, but are not limited to, claims for wages and other compensation, claims for breach of contract (express or implied), tort claims, claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), harassment (including, but not limited to race, sex, sexual orientation, religion, national origin, age, marital status, medical condition, and disability), and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance. This provision shall not apply, however, to claims for workers’ compensation or unemployment insurance benefits, or claims; nor shall it restrict Employee’s right to submit claims to the Equal Employment Opportunity Commission or the Department of Fair Employment and Housing, as appropriate. In addition, this Agreement to Arbitrate Disputes does not prevent Employee from filing a charge or claim with any other governmental administrative agency as permitted by applicable law.

9.2.2.     Selection of Arbitrator. The parties may select an arbitrator mutually agreeable to each party. If the parties cannot agree on an arbitrator within 30 days, the parties shall request from the arbitration group a list of five names drawn from its panel of employment arbitrators and each party shall follow the striking procedure used by the arbitration group selected.

9.2.3.     Procedure for Arbitration. The arbitrator shall apply California substantive law and the California Evidence Code to the proceeding. The demand for arbitration must be in writing and made within the applicable statute of limitations period. The parties shall be entitled to conduct reasonable discovery, including conducting depositions and requesting documents, in accordance with California Code of Civil Procedure 1283.5(a). The arbitrator shall have the authority to resolve discovery disputes, including but not limited to determining what constitutes reasonable discovery. The arbitrator shall have all powers and remedies conferred by law, and shall prepare in writing and provide to the parties a decision and award which includes factual findings and the conclusions upon which such award is based.

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9.2.4.     Binding Arbitration. Except as otherwise required by law, the decision of the arbitrator shall be binding and conclusive on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction. The fees for the arbitrator and the arbitration forum shall be shared equally by the parties hereto, unless Company is required to pay for them by law. Each party shall bear its, his or her own fees and costs incurred in connection with the arbitration except for any attorneys’ fees or costs which are awarded by the Arbitrator pursuant this Agreement or statute which provides for recovery of such fees and/or costs; however, Employee shall not be required to bear any type of expense that Employee would not be required to bear if he or she were bringing the action in court. The arbitration and the parties’ agreement therefore shall be deemed to be self-executing, and if either party fails to appear at any properly-noticed arbitration proceeding, an award may be entered against such party despite said failure to appear. Notwithstanding any other agreement between the parties, any statutorily imposed remedies awarded to either Employee or Company pursuant to arbitration under this provision shall not be limited.

9.2.5.     Waiver of Jury. Both the Company and Employee understand and agree that by using arbitration to resolve any Claims between Employee and Company they are giving up any right that they may have to a judge or jury trial with regard to those Claims. Both parties acknowledge that they are entering into this Agreement voluntarily and have independently negotiated and agreed upon this Section 9.2.5.

9.3.          Severability. In the event that any covenant, condition, or other provision contained in this Agreement is held to be unenforceable, invalid, void, or illegal by a court of competent jurisdiction, the unenforceable, invalid, void, or illegal provision will be deemed severable from the remainder of this Agreement and will in no way affect, impair, or invalidate any other covenant, condition, or other provision contained in this Agreement. If the condition, covenant, or other provision would be deemed invalid due to its scope or breadth, the covenant, condition, or other provision will be deemed valid to the extent of the scope or breadth permitted by law.

9.4.          Assignment, Successors and Assigns. Employee has no right to assign, delegate, or otherwise transfer this Agreement, or any of Employee’s rights, duties, or any other interests in this Agreement to any party, and any purported assignment will be null and void. Company may, without notice to Employee and without Employee’s prior consent or approval, assign, delegate, and transfer its rights and obligations under this Agreement to any successor corporation or entity which continues the business of Company. This Agreement will inure to and be binding upon each of the Parties and their respective legal representatives, heirs, successors, and permissible assigns, but this provision is not intended to modify the restrictions on assignment by Employee set forth above.

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9.5.          Modification and Waiver. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.

9.6.          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of, which will be deemed an original, but all of which together will constitute one and the same instrument. Faxed and emailed .pdf copies of signatures will be valid and binding.

9.7.          Entire Agreement. This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the compensation of Employee by Company and contains all agreements between the parties relating to such compensation. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

“Company”

/s/Nikolas Konstant	Date: September 18, 2012
By: Nikolas Konstant
Its: Chairman

“Employee”

/s/ Martin Cox	Date: September 13, 2012
Martin R. Cox

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